UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: March 31, 2006 Estimated average burden hours per response. . 28.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	June 1, 2005

Ebix, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1900 East Golf Road, Schaumburg, Illinois		60173
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(847) 789-3047

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On June 1, 2005, the Compensation Committee of the Board of Directors of Ebix, Inc. (the “Company”) gave final approval to awards of 9,758 shares of restricted stock to Robin Raina, the Company’s Chairman, Chief Executive Officer and President, and 4,382 shares of restricted stock to Richard J. Baum, the Company’s Executive Vice President, Chief Financial Officer and Secretary, under the Company’s 1996 Incentive Plan.  The awards were made pursuant to a 2004 incentive compensation program (the “2004 Program”) approved by the Company’s Board of Directors on December 4, 2004 (as described in a Form 8-K filed by the Company on December 9, 2004) and were subject to a determination by the Compensation Committee and the Board, after the Company’s release of its 2004 operating results, that such operating results were substantially consistent with the operating results of the Company for the first nine months of 2004, as they compared to those for the same period of the prior year (excluding executive incentive compensation).  The Compensation Committee and the Board made such determination in April 2004, at which time the grants of the restricted stock (along with 2004 cash bonus compensation) were approved, subject to the Compensation Committee’s approval of certain terms of the restricted stock awards and of the forms of restricted stock agreements to represent such awards.

On June 1, 2005, the Compensation Committee approved such terms and forms of restricted stock agreements, and the shares of restricted stock were issued to each of Messrs. Raina and Baum on such date.  In accordance with the 2004 Program, the number of shares of restricted stock issued to each of Messrs. Raina and Baum represents 10% of the aggregate of the total salary and cash bonus compensation earned by him for 2004 (such aggregate compensation being $1,012,848.47 in the case of Mr. Raina and $454,888.53 in the case of Mr. Baum), divided by the market price of the Company’s stock on April 11, 2005, the date the Board approved the restricted stock grants.

Pursuant to the restricted stock agreements, the restricted stock vests in three equal annual installments.  The restricted stock also vests with respect to any unvested shares upon the applicable officer’s death, Disability (as defined) or Retirement (as defined), the Company’s termination of the officer other than for Cause (as defined) or a Change in Control (as defined) of the Company. If the officer terminates his employment other than due to death, Disability or Retirement or the Company terminates the officer’s employment for Cause, any unvested shares held by the officer will be forfeited.

The description contained above is qualified in its entirety by reference to the Form of Restricted Stock Agreement attached as Exhibit 10.1 hereto and made a part hereof.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1.                                             Form of Restricted Stock Agreement under the Company’s 1996 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Richard J. Baum
Richard J. Baum Executive Vice President
- Finance & Administration, Chief
Financial Officer (principal financial
and accounting officer) and Secretary.

Dated:  June 7, 2005